Exhibit 99.6	TRANSLATION

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (the “Agreement”) is entered into as of March 1, 2004 between the following two parties in Beijing.

The Licensor:	Baidu Online Network Technology (Beijing) Co., Ltd.
Legal Address:

The Licensee:	Beijing Baidu Netcom Science and Technology Co., Ltd.
Legal Address:

WHEREAS:

1.	The Licensor, a wholly-owned foreign enterprise registered in Beijing under the laws of People’s Republic of China (the “PRC”), which owns the trademarks under application in the PRC as specified in Appendix 1;

2.	The Licensee, a domestic company registered in Beijing under the laws of the PRC, is licensed by Beijing Municipal Telecommunication Management Bureau to carry on the business of the Internet Information Service;

3.	The Licensor agrees to license the trademarks to the Licensee in accordance with the terms and conditions set forth herein and the Licensee agrees to accept the license on the terms and conditions set forth herein;

NOW THEREFORE: the parties agree as follows:

1.	Grant of License

1.1	The Trademarks

Upon the terms and conditions hereinafter set forth, the Licensor hereby grants a exclusive license to the Licensee and the Licensee hereby accepts the exclusive right to use all or any of the trademarks as specified in Appendix 1, or display any design, character, symbol, and visual representation of the trademarks (collectively the “Trademarks”). Without the permission from the Licensee, the Licensor shall not license any third party to use the Trademarks.

The Parties agree that, if the Licensor obtains any trademarks (registered or not) legally after the execution of this Agreement, and the Licensor authorized the Licensee to use such trademarks, the Licensor shall enter into another trademark license agreement with the Licensee with the same terms and conditions of this Agreement.

1.2	Scope

1.2.1	The use rights of the Trademarks granted by Licensor to Licensee

Exhibit 99.6	TRANSLATION

shall be effective only to www.baidu.com (Baidu Websites) operated by the Licensee. The Licensee agrees that it will not make, or authorize any use, direct or indirect, of the Trademarks by any other means, unless there are opposite stipulations in this Agreement.

1.2.2	The license hereby granted shall be effective only in the PRC. The Licensee agrees that it will not make, or authorize any use, direct or indirect of the Trademarks in any other regions.

2.	Terms of Payment

The Licensee agrees to pay the Licensor license fees and the specified amount of the license fees and the form of payment are set forth in Appendix 1.

3.	Goodwill

The Licensee acknowledges the value of the goodwill in connection with the Trademarks, and confirms that the Trademarks and relevant rights and the goodwill pertaining to the Trademarks shall belong to the Licensor, and the Trademarks have a subordinate meaning in the mind of public.

4.	Confidentiality

4.1	The Licensee shall take reasonable efforts to protect and maintain the confidentiality of any and all data and information of the Licensor that is marked with “Confidential” or known as confidential by the Licensee (the “Confidential Information”). Upon termination or expiration of this Agreement, the Licensee shall, at the Licensor’s request, return Confidential Information to the Licensor or destroy it itself and delete Confidential Information from any mnemonic devices and cease to use them. The Licensee shall not disclose, grant or transfer any Confidential Information to any third party without the Licensor’s written consent.

4.2	Section 4.1 shall survive whatever this Agreement is amended, termination or expires.

5.	Representations and Warranties

5.1	The Licensor represents and warrants as follows:

5.1.1	The Licensor is a company duly incorporated in Beijing and validly existing under the laws of the PRC;

5.1.2	The Licensor, subject to its company power and business scope, has taken necessary company actions to get the proper authorization and the necessary consents or approvals) from other third party or governments, without violating the restriction of the laws and company which binds or influences the Licensor to execute and perform this Agreement;

Exhibit 99.6	TRANSLATION

5.1.3	The Agreement will constitute a legal, valid and binding agreement of Licensor and will be enforceable against Licensor in accordance with its terms upon its execution.

5.1.4	The Licensor has the exclusive ownership of the Trademarks.

5.2	The Licensee represents and warrants as follows:

5.2.1	The Licensee is a company duly incorporated in Beijing and validly existing under the laws of the PRC and is licensed by Beijing Municipal Telecommunication Management Bureau to engage in the business of the Internet Information Service;

5.2.2	The Licensee, subject to its company power and business scope, has taken necessary company actions to get the proper authorization and the necessary consents or approvals) from other third party or governments, without violating the restriction of the laws and company which binds or influences Licensee to execute and perform this Agreement;

5.2.3	The Agreement will constitute a legal, valid and binding agreement of Licensee and will be enforceable against Licensee in accordance with its terms upon its execution.

6.	The Licensor’s Ownership and Protection of the Licensor’s Rights

6.1	The Licensor agrees, during the effective term of this Agreement and thereafter, not to query the ownership and other rights of Trademarks by Licensor, the effectiveness of this Agreement; and conduct any action that is deemed by Licensor as harmful to its right, ownerships and license by Licensor;

6.2	The Licensee agrees to provide necessary assistances to help the Licensor to protect the rights of Trademarks. The Licensor may participate the lawsuits related to the claims of compensation with its own desire, on behalf of itself, Licensee or both Parties, once any third party claims the compensation in connection with the Trademarks of Licensor. If any third party infringes any right of Trademarks, the Licensee shall notify the Licensor immediately in written of such infringements within the scope that it knows, and only Licensor has the right to take actions against such infringements;

6.3	The Licensee agrees to use the Trademarks only pursuant to this Agreement and not to use the Trademarks by manner of deceit, misleading or others manners that are deemed by Licensor as harmful to the Trademarks or the reputation of Licensor.

7.	Quality

The Licensee shall take best efforts to operate Baidu Website in high quality in order to protect and enhance the reputation of the Trademarks.

Exhibit 99.6	TRANSLATION

8.	Promotion Material

8.1	In all cases where the Licensee shall bear the production cost of the promotion material involving the Trademarks required by the Licensee. The Licensor has the sole and exclusive right to the ownership of promotion materials regarding the Trademarks or its duplicate, including all intellectual property rights whatever such promotion materials is invented or use by either the Licensor or the Licensee.

8.2	The Licensee agrees not to promote or advertise any of the Trademarks on radios, televisions, papers, magazines, the Internet or other media without the prior written consent of the Licensor.

9.	Competitive Web Site

In the event that any of the Trademarks contradict with any of the trademarks used by Licensor, its parent company or affiliate of its parent company, at the present or in the future, the Licensor shall have the right to terminate the Agreement by a written notice to the Licensee within 30 days before such termination.

10.	Effective Date and Term

10.1	This Agreement has been duly executed as of the date first set forth above and shall be effective simultaneously. The term of this Agreement is five (5) years unless the early termination set forth in this Agreement.

10.2	This Agreement may be extended one year automatically upon its expiration (including the expiration of any extension) unless the Licensor informs of the termination of this Agreement with the written notice before the expiration.

11.	Termination

11.1	This Agreement shall expire on the date due or its extension due with the notice of non-extension of this Agreement by the Licensor.

11.2	Without prejudice to any legal or other rights or remedies of the party who asks for termination of this Agreement, any party has the right to terminate this Agreement immediately with written notice to the other party in the event the other party materially breaches this Agreement including but not limited to Section 6.1, 6.2 and 6.3 of this Agreement and fails to cure its breach within 30 days from the date it receives the written notice of its breach from the non-breaching party. During the term of this Agreement, the Licensor may terminate this Agreement at any time with a written notice that take effects 30 days after the issue of such notice to the Licensee.

11.3	Article 3, 4, 6 and 16 shall survive upon the termination or expiration of this Agreement.

Exhibit 99.6	TRANSLATION

12.	Effect of Termination or Expiration

Upon and after the expiration or termination of this Agreement, all rights granted to the Licensee hereunder shall revert to the Licensor immediately, who shall be free to license others to use the Trademarks and the Licensee will refrain from further use or any direct or indirect use of the Trademarks.

13.	Force Majeure

13.1	Force Majeure, which includes but not limited to acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning or war, means any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care of the affected party. However, any shortage of credit, capital or finance shall not be regarded as an event beyond the party’s reasonable control. The party affected by Force Majeure and seeks for the exemption from performing the obligations under this Agreement shall inform the other party of such exemption and any action taken by it for performing this Agreement.

13.2	In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate manners to minimize or remove the effects of Force Majeure and attempt to resume the performance of the obligations delayed or prevented by the event of Force Majeure. Once the event of Force Majeure is removed, both parties agree to resume the performance of this Agreement with their best efforts.

14.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission (the copy of facsimile shall be sent afterwards) to the address of the relevant party or parties set forth below.

The Licensor:	Baidu Online Network Technology (Beijing) Co., Ltd.

Addressee: Xu Yong
Tel:010-82884488 Extension 666
Fax:010-82883929

The Licensee:	Beijing Baidu Netcom Science and Technology Co., Ltd.

Addressee: Li Yanhong
Tel:010-82884488 Extension 888
Fax:010-82884299

Exhibit 99.6	TRANSLATION

15.	No Assignment or Sublicense by the Licensee

15.1	The rights and obligations licensed by the Licensor to the Licensee pursuant to this Agreement shall not be assigned, pledged, sublicensed without the prior written consent of the Licensor.

15.2	The Licensee hereby agrees that the Licensor shall be able to transfer the rights and obligation under this Agreement to any third party at its discretion, and such transfer shall only be subject to a written notice serviced to the Licensee by the Licensor, and no any further consent from the Licensee will be required.

16.	Settlement of Disputes

The parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation within 30 days after one party ask for consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”) in accordance with its rules. The arbitration award shall be final and conclusive and binding upon the parties and shall be enforceable in accordance with its terms.

17.	Applicable Law

The performance, interpretation and implementation of this Agreement shall be governed by the laws of PRC.

18.	Amendment and Supplement

Any amendment and supplement of this Agreement shall be made in writing by both Parties. The amendment and supplement duly executed by both Parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

19.	Severability

If any clause hereof is judged as invalid or non-enforceable according to relevant laws, such clause shall be deemed invalid only within the applicable area of the Laws and without affecting other clauses hereof in any way.

20.	Appendices

The Appendices referred to in this Agreement are an integral part of this Agreement and have the same legal effect as this Agreement.

Exhibit 99.6	TRANSLATION

IN WITNESS THEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first set forth above.

[No Text Below]

Exhibit 99.6	TRANSLATION

[Signature Page]

Licensor : Baidu Online Network Technology (Beijing) Co., Ltd.

Authorized Representative:	/s/ Yong Xu
Name: Xu Yong
Occupation: Legal Representative

Licensee: Beijing Baidu Netcom Science and Technology Co., Ltd.

Authorized Representative:	/s/ Yanhong Li
Name: Li Yanhong
Occupation: Legal Representative

Exhibit 99.6	TRANSLATION

Appendix 1

Trademarks Registration Certificates

Exhibit 99.6	TRANSLATION

Appendix 2 License Fee and the Form of Payment

Licensee should pay RMB10,000 per year to Licensor as the fees for using Trademarks. The Licensor has the right to determine whether or not to exempt the Licensee’s obligation to pay such fees.

Exhibit 99.6	TRANSLATION

The Supplementary of the Trademark License Agreement

This Supplementary of the Trademark License Agreement (the “this Agreement”)) is entered into as of January 18, 2005 between the following two parties:

Licensor: Baidu Online Network Technology (Beijing) Co., Ltd.

Legal Address: 12/F., Ideal International Plaza, No. 58 North-West 4th Ring, Haidian District, Beijing, PRC, 100080

Licensee: Beijing Baidu Netcom Science and Technology Co., Ltd.

Legal Address: 12/F., Ideal International Plaza, No. 58 North-West 4th Ring, Haidian District, Beijing, PRC, 100080

WHEREAS:

1.	The Licensor and the Licensee entered into the Trademark License Agreement dated as of March 1, 2004, and the Licensor sent a Notice regarding the Trademark License Agreement to the Licensee on April 27, 2004 (collectively the “Original Agreement”). According to the Original Agreement, the Licensor authorized the Licensee to use the trademarks specified in Appendix 1of the Original Agreement (“Baidu Trademarks”);

2.	The Licensor has legally obtained series trademarks of hao123.com, hao123.net, hao222.com and hao222.net, etc. (“Hao123 Websites”), and the relevant trademarks (“Hao123 Series Trademarks”) are specified in Appendix 1 of this Agreement;

3.	The Licensee has been operating www.baidu.com (relevant domain names including baidu.com.cn, baidu.cn, baidu.com and shifen.com, collectively as “Baidu Websites”), and now extends the operation of Hao123 Website;

4.	Based on the Original Agreement, the Licensor and the Licensee herein agree to execute this Agreement, in which the Licensor authorizes the Licensee to use the Hao123 Series Trademarks.

NOW THEREFORE, the parties agree as follows:

1.	Article 1.1 of the Original Agreement shall be amended as follows:

“1.1	Grant of License

Upon the terms and conditions hereinafter set forth, the Licensor hereby grants a exclusive license to the Licensee and the Licensee hereby accepts the exclusive right to use all or any of the trademarks as specified in

Exhibit 99.6	TRANSLATION

Appendix 1 (including Baidu Trademarks and Hao123 Series Trademarks) or display any design, character, symbol, and visual representation of the trademarks (collectively the “Trademarks”). Without the permission from the Licensee, the Licensor shall not license any third party to use the Trademarks.

2.	Article 1.2.1 of the Original Agreement shall be amended as follows:

“1.2.1	The use rights of the Trademarks granted by Licensor to Licensee shall be effective only to Baidu Website and Hao123 Series Trademarks operated by the Licensee. The Licensee agrees that it will not make, or authorize any use, direct or indirect, of the Trademarks by any other means, unless there are opposite stipulations in this Agreement.

3.	Article 7 of the Original Agreement shall be amended as follows:

“7	Quality of Baidu Websites and Hao123 Websites

The Licensee shall take best efforts to operate Baidu Websites and Hao123 Websites in high quality in order to protect and enhance the reputation of the Trademarks.

4.	This Agreement has been duly executed as of the date first set forth above and shall be effective simultaneously. The other clauses of the Original Agreement shall keep effective. This Agreement is a supplement and integral part of the Original Agreement, and has the same legal effect with the Original Agreement.

[Signature in the following page]

Exhibit 99.6	TRANSLATION

[Signature Page]

The Licensor: Baidu Online Network Technology (Beijing) Co., Ltd.

Representative:	/s/ Shawn Wang
Name: Wang Zhansheng

The Licensee: Beijing Baidu Netcom Science and Technology Co., Ltd.

Representative:	/s/ Yanhong Li
Name: Li Yanhong